Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated November 16, 2022 to Prospectus dated June 26, 2020

Registration No. 333-239467

DOMINION ENERGY, INC.

FINAL TERM SHEET

November 16, 2022

2022 Series C 5.375% Senior Notes due 2032
Principal Amount:	$850,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	Baa2 (stable outlook)/BBB (stable outlook)/BBB+ (stable outlook)

Trade Date:	November 16, 2022

Settlement Date (T+2):	November 18, 2022

Final Maturity Date:	November 15, 2032

Interest Payment Dates:	May 15 and November 15

First Interest Payment Date:	May 15, 2023

Optional Redemption:	Make Whole Call at T+30 bps prior to August 15, 2032 Par Call on or after August 15, 2032

Benchmark Treasury:	4.125% due November 15, 2032

Benchmark Treasury Yield:	3.692%

Spread to Benchmark Treasury:	+175 bps

Reoffer Yield:	5.442%

Coupon:	5.375%

Price to Public:	99.489% of the principal amount

Proceeds to the Company Before Expenses:	98.839% of the principal amount

CUSIP/ISIN:	25746U DR7/US25746UDR77

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Mizuho Securities USA LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Guggenheim Securities, LLC, PNC Capital Markets LLC and Wells Fargo Securities, LLC

Co-Manager:	Capital One Securities, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated November 16, 2022, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Credit Suisse Securities (USA) LLC	1-800-221-1037 (toll-free)
Deutsche Bank Securities Inc.	1-800-503-4611 (toll-free)
Mizuho Securities USA LLC	1-866-271-7403 (toll-free)
BNP Paribas Securities Corp.	1-800-854-5674 (toll-free)
Citigroup Global Markets Inc.	1-800-831-9146 (toll-free)
Guggenheim Securities, LLC	1-212-823-6656 (collect)
PNC Capital Markets LLC	1-855-881-0697 (toll-free)
Wells Fargo Securities, LLC	1-800-645-3751 (toll-free)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.